Exhibit 10.4

VITAL LIVING, INC.

Strategic Advisor Agreement

This Corporate Strategic Advisor Agreement (SAA) (“Agreement”) dated October 14, 2003, (the “Effective Date”) is made by and between Vital Living, Inc., a Nevada corporation, whose address is 5080 N. 40th Street, #105, Phoenix, Arizona, 85018 (“Company” or “Vital Living”), and (ii) Dr. Roger Howe (“Consultant”), an individual whose address is 667 Lynwood Drive, Encinitas, California 92024

1.             INTRODUCTION

Vital Living has established a Corporate Strategic Advisory Board,  (“CSAB”) to provide Vital Living the following services and advice in connection with its strategy and plans for the development and commercialization of its products and services (“Services”), including, but not limited to:

Developing, manufacturing and testing of nutraceutical formulations that are based on the best available scientific research, shown to be safe and effective in appropriately designed and controlled clinical trials, and proprietary to the Company ;

Assisting the Company in the design and development of compliance and lifestyle programs intended to enhance patient compliance with the Company’s nutraceuticals;

Advising the Company on the needs of potential clients, partners, and other users, including practicing physicians, academic researchers, other health professional, and patients, and the design of products, services and offerings to address those needs, but not helping to directly market to these individuals;

Working with other thought leaders and health professionals to facilitate projects of mutual benefit to the Company and said individuals: and,

Participating in scientific exchange with thought leaders and other health professionals and academic researchers regarding potential clinical benefits of Vital Living products.

Consultant desires to be a member of the CSAB and perform such Services, and Company desires to have Consultant become a member of the CSAB and perform such Services.

2.             CONSULTING SERVICES

(A)  Services.  Consultant agrees to serve as a member of the CSAB and to endeavor to attend and participate in all CSAB meetings. Vital Living currently intends to convene one (1) in-person meeting annually and approximately  (3) teleconference meetings of the CSAB per year.

The Company retains Consultant to provide the following consulting services (the “Consulting Services.”) to the Company:

(i)            Assist the Company in formulating, developing and executing an ongoing strategic business strategy.

(ii)           Assist the Company effecting the clinical evaluation of its products.

(iii)          Assist in developing a brand identity and marketing strategy for Company products, including the identifying, developing and assessing of distribution channels, including mainstream physicians, and formulating a Company identity and message to be communicated to investors, physicians, researchers, patients, and other constituencies.

(iv)          Advise the Company with respect to high-level legal and regulatory issues, including strategies for the protection of Company intellectual property.

(v)           Facilitate introductions to leading physicians and other prominent healthcare industry professionals, including the recruiting of highly qualified individuals to serve as members of the Scientific Advisory Board.

(vi)          Assist in the design, development and implementation of a lifestyle and compliance program.

(vii)         Assist the Company in identifying and assessing opportunities for capital formation.

(viii)        Appear at and participate in medical conferences, meetings, conference calls, or other corporate promotional functions as mutually agreed upon by both parties.

(ix)           Perform such additional services as the Company and Consultant may agree upon.

(b)  In performing the duties required under this Agreement, Consultant, at all times shall exercise his professional independent judgment, based on his training, experience and expertise.  Consultant shall at all times comply with the ethical rules and opinions of the professional organizations of which he is a member.  If any conflict arises between Consultant’s duties hereunder and Consultant’s ethical or other contractual obligations, Consultant shall immediately bring the matter to the attention of the chief executive officer, president or chairman of the board of directors of the Company.

(c)  Consultant shall devote such time as is reasonably required to perform the Consulting Services as mutually agreed upon by both parties.

(d)  Consultant shall provide the Consulting Services at such locations as may be necessary or desirable to perform such Consulting Services effectively as mutually agreed upon by both parties.

(e)  Consultant and Company presently believe that effective performance will require Consultant to visit the Company’s offices at least once per calendar year and be available for telconferences three times per year during the Term.

3.             SERVICES COMPENSATION AND EXPENSE REIMBURSEMENT

Compensation and Expense Reimbursement.  As sole compensation for the performance of the Services, Company will compensate Consultant as follows.

(i)            The Company will reimburse Consultant for reasonable out-of-pocket expenses incurred in the performance of the Services, including Economy Class travel to CSAB Meetings; provided, however, that (a) all such out-of pocket expenses over an aggregate of $500 during any calendar month shall have been previously approved in writing by an officer of the Company; and (b) all such out-of-pocket expenses are supported by reasonable documentation;

(ii)           GRANT OF OPTIONS.  The Company hereby grants to Optionee, a Non-Qualified Option (“Options”) to purchase all or any part of 20,000 Shares, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, and upon the other terms and conditions set forth herein at an exercise price equal to the market price on the day of the closing of the transaction in which the Company acquired all the stock of Doctors for Nutrition, Inc. but in no event shall the option price be below $1.00 per share.  The Option is not intended to qualify as an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

(iii)          OPTION PERIOD/VESTING.

(a)           Subject to the provisions of Section 8, the Options granted to purchase the Vested Shares can be excercised at any time prior to expiration of the five (5) year period, subject to certain restricted periods of excercise as governed by the securities law, and certain board actions that may prohibit the exercise during certain periods of time.  .

(b)           As long as Holder is engaged by the Corporation pursuant to this CSAB Agreement, Shares of Common Stock underlying this Option shall become “Vested Shares” as follows:, 1,850 shares of Common Stock shall become Vested Shares on November 1, 2003, and an additional 1,650 shares of common stock will become vested shares on the 1st day of every third month for the term of this agreement.

4.             RELATIONSHIP OF PARTIES

4.1           Independent Contractor.  Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company.  Consultant will perform the Services under the general direction of Company, but Consultant will determine the manner and means by which the Services are accomplished. Consultant acknowledges that Vital Living shall not have any obligation to follow the advice of Consultant or the CSAB. Except as set forth in this Agreement, Consultant will not be entitled to receive benefits from or to participate in any plans designed to provide benefits for Company’s employees.

5.             Intentionally Omitted.

6.             CONFIDENTIAL INFORMATION

Consultant acknowledges that Consultant will acquire information and materials from Company and knowledge about Company including, without limitation, knowledge about business, marketing plans, pricing practices, products, formulation, ingredients, dosages, services, inventions, prototypes, cell lines, formula, processes, programming techniques, experimental work, customers, clients and suppliers of Company and that all such knowledge, information and materials acquired, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of Company (collectively “Confidential Information”).  Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant or that

Company regularly gives to third parties without restriction on use or disclosure.  Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.  Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information.

7.             TERM AND TERMINATION

This Agreement will commence on the Effective Date and terminate three years thereafter.  Either party may terminate this Agreement at any time, for any reason or for no reason, upon thirty (30) days written notice.

8.             EFFECT OF EXPIRATION OR TERMINATION   Upon the expiration or termination of this Agreement for any reason, (a) each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve either party of its obligations under Sections 3, 4, 5, 6, 8, 9 and 10, nor will expiration or termination relieve Consultant or Company from any liability arising from any breach of this Agreement; and (b) Consultant will promptly notify Company of all Confidential Information, including but not limited to the Designs and Materials, in Consultant’s possession and promptly deliver to Company, or destroy at Company’s request, all such Confidential Information.

9.             WARRANTIES

Consultant represents and warrants to the Company that (a) Consultant’s service on the CSAB does not conflict with, result in the breach of any provisions of, or constitute a default under any agreement or other obligation to which Consultant is a party, and (b) Consultant’s principal place of employment has received full disclosure as to the Consultant’s service on the CSAB and that such employer consents to the Consultant’s participation.

10.          GENERAL

10.1         Publicity.  Consultant shall not publicize or advertise in any manner that Consultant is performing the Services hereunder, without the prior written consent of Company.  Consultant hereby grants to Company the right to use Consultant’s name, approved biography and approved likenesses in connection with the Company’s business, including advertising their products and services; and the Company may grant such rights to others, but not for use as an endorsement of any other product or service.

10.2         Assignment.  Consultant may not assign this Agreement or any of Consultant’s rights or delegate Consultant’s duties under this Agreement either in whole or in part, whether by operation of law or otherwise.  Any attempted assignment will be void and of no force and effect.

10.3         Equitable Remedies.  Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

10.4         Attorneys’ Fees.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

10.5         Governing Law; Severability.  This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws.  If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

10.6         Notices.  Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, or a nationally recognized overnight courier to the address set forth above or such other address as the party specifies in writing.  Such notice will be effective upon its mailing.

10.7         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

10.8         Complete Understanding; Modification.  This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

VITAL LIVING, INC.	CONSULTANT

By:	By:

Title: